Exhibit 99.1

AMERICAN MIDSTREAM PARTNERS, LP

AMERICAN MIDSTREAM FINANCE CORPORATION

Offer to Exchange

up to

$300,000,000 of 8.50% Senior Notes due 2021

that have been registered under the Securities Act of 1933

for any and all outstanding

$300,000,000 of 8.50% Senior Notes due 2021

that have not been registered under the Securities Act of 1933,

pursuant to the Prospectus, dated             , 2017

THE EXCHANGE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2017, UNLESS EXTENDED BY THE ISSUERS IN THEIR SOLE DISCRETION (THE “EXPIRATION TIME”). TENDERS OF EXCHANGE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.

, 2017

To DTC Participants:

American Midstream Partners, LP and American Midstream Finance Corporation (the “Issuers”) are offering to exchange (the “Exchange Offer”) their $300,000,000 aggregate principal amount of 8.50% Senior Notes due 2021 (the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended, for any and all of their 8.50% Senior Notes due 2021 (the “Outstanding Notes”) upon the terms and subject to the conditions set forth in the Prospectus dated             , 2017 (the “Prospectus”) and in the related Letter of Transmittal and the instructions thereto (the “Letter of Transmittal”). Capitalized terms used herein but not defined herein shall have the same meanings given to them in the Prospectus.

Enclosed herewith are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients, including an Internal Revenue Service Form W-9 for collection of information relating to backup federal income tax withholding;

3. A form of letter which may be sent to your clients for whose account you hold the Outstanding Notes in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4. Return envelopes addressed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer.

PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON             , 2017, UNLESS EXTENDED OR EARLIER TERMINATED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the Exchange Agent, for soliciting tenders of the Outstanding Notes pursuant to the Exchange Offer. You will be reimbursed by the Issuers for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients and for handling or tendering for your clients.

Additional copies of the enclosed materials may be obtained by contacting the Exchange Agent as provided in the enclosed Letter of Transmittal.

Very truly yours,

American Midstream Partners, LP

American Midstream Finance Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER NOT CONTAINED IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

2